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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


The Board of Directors
Pacific Aerospace & Electronics, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8, registration statement numbers 333-29007, 333-39799, 333-66469, and 333-36676, and on Form S-3, registration statement numbers 333-25177, 333-41407, 333-66471, 333-35382, and 333-5011, of Pacific Aerospace & Electronics, Inc. of our report dated July 28, 2000, relating to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. and subsidiaries as of May 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended May 31, 2000, which report appears in the May 31, 2000 annual report on Form 10-K of Pacific Aerospace & Electronics, Inc.

Our report dated July 28, 2000 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
August 28, 2000